(212) 373-3000

(212) 757-3990

                                                                 August 21, 1996


Time Warner Inc.
75 Rockefeller Plaza
New York, NY  10019

Dear Ladies and Gentlemen:

               We have acted as counsel to Time Warner Inc., a Delaware corporation ("Time Warner"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by Time Warner on May 23, 1996 pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, with respect to Time Warner's offer to exchange all issued and outstanding shares of 10-1/4% Series K Exchangeable Preferred Stock (the "Series K Stock") for shares of 10-1/4% Series M Exchangeable Preferred Stock (the "Series M Stock") of Time Warner. The Registration Statement relates to (i) shares of Series M Stock; (ii) shares of 10 1/4% Series L Exchangeable Preferred Stock (the "Series L Stock") of Time Warner, which are issuable in certain circumstances in exchange for shares of the Series M Stock; and (iii) Time Warner's 10 1/4% Senior Subordinated Debentures due 2011 (the "Debentures"), which are issuable in certain circumstances in exchange for shares of the Series L Stock pursuant to an indenture (the "Senior Subordinated Indenture"), between the Company and a trustee (the "Trustee"). The Series M Stock, the Series L Stock and the Debentures are herein collectively referred to as the "Securities."

Time Warner Inc.                                                               2

               In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Designation of the Series K Stock; (ii) the Form of the Certificate of Designation of the Series M Stock; (iii) the Form of the Certificate of Designation of the Series L Stock; (iv) the Form of Senior Subordinated Indenture; and (v) the Registration Statement. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such other agreements, instruments and documents, in each case as we have deemed necessary as basis for the opinion expressed below. As to questions of fact material to such opinion, we have also relied upon information supplied by representatives of Time Warner and have made no independent investigation of such facts.

               In our examination of the documents referred to above we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the documents against each party thereto other than Time Warner, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of such documents.

               The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.

               Based upon and subject to the foregoing, we are of the opinion that the discussion of the material federal income tax consequences of owning, holding and disposing of the Securities set forth in the Registration Statement under the heading "Material Federal Income Tax Considerations" is a fair summary of such federal income tax consequences.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinion"

Time Warner Inc.                                                               3



in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,
                                        PAUL, WEISS, RIFKIND, WHARTON & GARRISON